                                                                      Exhibit 12

                           Einstein/Noah Bagel Corp.
               Computation of Ratio of Earnings to Fixed Charges
               -------------------------------------------------
                                 (in thousands)
                                  (unaudited)


                                                         Fiscal Year or Period Ended
                                           --------------------------------------------------------
                                           December 31,   December 29,  December 28,  December 27,
                                               1995           1996          1997          1998
                                           -------------  ------------  ------------  -------------

Earnings (loss) before income taxes......      $(43,716)       $ 5,707       $ 3,571     $(203,706)
Add:  Total fixed charges deducted
    from earnings (loss).................         2,064          7,478         7,403        22,393
                                               --------        -------       -------     ---------
Earnings (loss) available for payment
    of fixed charges.....................      $(41,652)       $13,185       $10,974     $(181,313)
                                               ========        =======       =======     =========

Fixed Charges:
    Interest expense.....................      $  1,434        $ 6,950       $ 6,098     $  11,811
    Portion of operating lease payments
        deemed to be interest............           630            528         1,305        10,582
                                               --------        -------       -------     ---------
Total fixed charges......................      $  2,064        $ 7,478       $ 7,403     $  22,393
                                               ========        =======       =======     =========

Ratio of earnings to fixed charges.......             -           1.76          1.48             -
                                               ========        =======       =======     =========

Deficiency of earnings available
    to cover fixed charges...............      $(43,716)                                 $(203,706)
                                               ========                                  =========